EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

Immediate Release

Columbus McKinnon Reports Gross Margin Improved to 31.9% for First Quarter Fiscal 2015

•	First quarter sales were up 3% to $142.9 million; Sales per shipping day increased 5%

•	Gross margin expanded 60 basis points

•	Generated $6.5 million of cash from operations in first quarter

AMHERST, NY, July 31, 2014 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products and services, today announced financial results for its fiscal 2015 first quarter, which ended June 30, 2014.

Net sales were $142.9 million, up $4.0 million, or 2.9%, from the prior-year period despite one less shipping day, which negatively impacted sales by 1.6%. Incremental revenue from acquisitions and improved pricing resulted in a 4.0% increase in sales. Foreign exchange translation had a positive impact on sales of $1.0 million in the quarter compared with the prior-year period.

Timothy T. Tevens, President and Chief Executive Officer, commented, “Our acquisitions continue to perform well, contributing $3.9 million in sales in the quarter and with synergies proceeding positively, as expected. Our strong market position and the improving economy in Europe led to strong growth in that region, which can be seen in our increase in sales per shipping day. In the U.S., volume was impacted by a decline in orders for our hoists that are used for capital projects. Importantly, this is our 15th consecutive quarter of year-over-year gross margin improvement. Our lean processes combined with increased revenue and capabilities gained through acquisitions contribute to our strengthened earnings power.”

U.S. sales, which comprised 57% of total sales, were essentially flat, down by $0.1 million to $81.9 million compared with the first quarter of fiscal 2014. Incremental revenue associated with the Unified acquisition and price improvement mostly offset the impact of lower sales volume and one less shipping day.

Sales outside of the U.S. were up $4.2 million, or 7.3%, to $61.0 million for the quarter. Solid demand for Columbus McKinnon’s products in Europe and Canada, improved pricing and the Austrian acquisition more than offset the impact of one less shipping day.

Columbus McKinnon Reports Gross Margin Improved to 31.9% for First Quarter Fiscal 2015
July 31, 2014

The fluctuation in sales for the first quarter of fiscal 2015 compared with the first quarter of fiscal 2014 is summarized as follows:

($ in millions)	$ Change	% Change
Acquisitions and divestitures	3.9	2.8%
Pricing	1.7	1.2%
Foreign currency translation	1.0	0.7%
Volume	(0.4)	(0.2)%
Fewer shipping days	(2.2)	(1.6)%
Total	$4.0	2.9%

Gross Margin Expansion Continues
Gross profit was $45.6 million, up $2.1 million compared with the prior-year period. Gross profit as a percentage of sales improved 60 basis points over the prior-year quarter to 31.9%. The improvement was driven by the effect of very low inflation relative to pricing, strong performance by acquisitions and productivity gains.

($ in millions)	Impact on Gross Profit
Improved pricing net of inflation	$1.6
Productivity gains	$0.3
Acquisitions	$1.3
Volume and mix	$(1.5)
Foreign currency translation	$0.3
Product liability	$0.1

Selling expense was $17.9 million, up from $16.7 million in the same period of the prior year. As a percent of revenue, selling expense was 12.5% compared with 12.1% in the same period last year. The recent acquisitions added $0.5 million to selling expense and unfavorable currency translation impacted selling expense by $0.2 million.

General and administrative (G&A) expense was $14.1 million, up $1.2 million over the prior-year period. As a percent of sales, G&A was 9.9%, compared with 9.3% in the prior-year period. The recent acquisitions added $0.3 million to general and administrative expense and unfavorable currency translation impacted general and administrative expense by $0.1 million. The timing of certain professional service fees and one-time expenses accounted for $0.4 million.

SG&A combined of $32 million was in line with the expected run rate of approximately $33 million per quarter.

Operating income decreased slightly to $13.0 million from operating income of $13.4 million in the prior-year period. Operating margin was 9.1% in the quarter compared with 9.7% in the prior-year period. The effective tax rate in the quarter was 33.1%.

Columbus McKinnon Reports Gross Margin Improved to 31.9% for First Quarter Fiscal 2015
July 31, 2014

First quarter fiscal 2015 net income was $6.7 million, or $0.34 per diluted share. This compares with $0.35 per diluted share in the 2014 first quarter. Gregory P. Rustowicz, Chief Financial Officer, noted, “As a result of the mix of sales in varying geographic regions, we experienced a higher effective tax rate in the quarter, which negatively impacted both net income and earnings per diluted share. Assuming a constant tax rate of 30% in both years would have produced consistent net income and earnings per diluted share. We expect an effective tax rate in the range of 28% to 33% for the full year of fiscal 2015.”

Consistent Strong Cash Generation

Cash provided by operations was $6.5 million in the fiscal 2015 first quarter. Working capital as a percentage of sales was 22.4% at the end of the first quarter of 2015, compared with 21.7% at the end of fiscal 2014’s fourth quarter. The increase is attributed to higher inventory levels in advance of expected future sales increases and lower trade accounts payable and accrued liabilities associated with the timing of payments to vendors, as well as payment of the fiscal 2014 annual incentive compensation bonus. Mr. Rustowicz stated, “Our business delivers strong cash generation and we have demonstrated this consistently over many years. This provides us with strong financial flexibility and the ability to both invest in our growth and return value to our shareholders.”

Capital expenditures for fiscal 2015 were $4.6 million compared with $3.6 million in the prior-year period. This included $2.0 million associated with the expansion of operations in China, which was completed in the fourth quarter of fiscal 2014, but the cash outlays were made in the current quarter. Capital investments associated with the implementation of a new enterprise resource planning system were $0.9 million. The Company expects fiscal 2015 capital spending to be about $20 million of which approximately $5 million is for maintaining existing capacity, $3 million is for the ERP system implementation and the remainder is for productivity and growth projects.

Cash and cash equivalents were $114.1 million at June 30, 2014. Gross debt at June 30, 2014 was $152.0 million. The $150 million of outstanding 7 7/8 notes due in 2019 are redeemable on or after February 1, 2015 at a redemption price of 103.938%. This reduces to 101.969% and 100% on February 1, 2016 and 2017, respectively. The Company will evaluate refinancing opportunities over the rest of the fiscal year in light of executing its strategic growth plans including possible acquisitions. Debt, net of cash, was $37.9 million, or 11.2% of net total capitalization.

Growth Outlook Remains Solid: Supported by Innovative Marketing Activities

Backlog was $88.3 million at June 30, 2014, an increase of $1.5 million, or 1.7%, from backlog of $86.8 million at March 31, 2014. Although the typical time to convert backlog to sales is from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months. Backlog is not necessarily a leading indicator of sales for the Company. Approximately 69%, or $61 million, of backlog at quarter end is expected to ship prior to the end of the second quarter fiscal 2014. Backlog that represents project-type orders was $27.3 million, or 31% of total backlog. These projects are scheduled for shipment beyond September 30, 2014. This compares with project-type backlog of $29.6 million at the end of the trailing fourth quarter and $34.6 million at June 30, 2013.

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company. In June 2014, U.S. industrial capacity utilization improved to 77.8%, compared with 76.7% in June 2013, and 77.6% in March 2014. Eurozone capacity utilization was up measurably to 79.5% in the quarter ended June 30, 2014, compared with 77.5% during the quarter ended June 30, 2013, but down slightly from 80.1% in the trailing quarter ended March 31, 2014. The Company’s sales tend to lag changes in these indicators by one to two quarters.

Columbus McKinnon Reports Gross Margin Improved to 31.9% for First Quarter Fiscal 2015
July 31, 2014

Mr. Tevens commented, “Our objective is to increase our rate of growth through our increasingly innovative sales and marketing efforts. This includes our In-Stock Guarantee program, which has helped us to regain some market share in our forgings business. There are also several bright spots in the markets we serve on which we are focusing resources, specifically the oil & gas, heavy OEM, entertainment and mining industries. For these markets, we have created market specific products and vertical market strategies and assigned resources. In addition, our new Global Services approach to global enterprise customers is being well received, and we expect that over time, this too will be realized in our rate of growth.”

He concluded, “We still have opportunities in our operations to gain more leverage from volume, which will also reduce the impact of market contractions when they occur. We expect our sales efforts, continued operational improvements and additional acquisitions will drive further shareholder value creation.”

Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by calling 210-234-7695 and asking for the “Columbus McKinnon conference call.” The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors. An audio recording of the call will be available two hours after its completion through August 31, 2014 by dialing 203-369-3393. Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: http://www.cmworks.com/investors until August 31, 2014. In addition, a transcript of the call will be posted to the website once available.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Columbus McKinnon Reports Gross Margin Improved to 31.9% for First Quarter Fiscal 2015
July 31, 2014

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Reports Gross Margin Improved to 31.9% for First Quarter Fiscal 2015
July 31, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	June 30, 2014	June 30, 2013	Change
Net sales	$142,932	$138,891	2.9%
Cost of products sold	97,367	95,400	2.1%
Gross profit	45,565	43,491	4.8%
Gross profit margin	31.9%	31.3%
Selling expense	17,891	16,747	6.8%
General and administrative expense	14,079	12,849	9.6%
Amortization	589	459	28.3%
Income from operations	13,006	13,436	-3.2%
Operating margin	9.1%	9.7%
Interest and debt expense	3,369	3,371	-0.1%
Investment income	(202)	(216)	-6.5%
Foreign currency exchange (gain) loss	(43)	226	NM
Other (income) expense, net	(177)	89	NM
Income before income tax expense	10,059	9,966	0.9%
Income tax expense	3,326	2,946	12.9%
Net income	$6,733	$7,020	-4.1%

Average basic shares outstanding	19,850	19,520	1.7%
Basic income per share:
Basic income per share	$0.34	$0.36	-5.6%

Average diluted shares outstanding	20,095	19,779	1.6%
Diluted income per share:
Diluted income per share	$0.34	$0.35	-2.9%

Columbus McKinnon Reports Gross Margin Improved to 31.9% for First Quarter Fiscal 2015
July 31, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2014	March 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$114,085	$112,309
Trade accounts receivable	81,729	93,223
Inventories	102,659	97,576
Prepaid expenses and other	22,668	23,444
Total current assets	321,141	326,552

Net property, plant, and equipment	77,558	78,687
Goodwill	119,135	119,303
Other intangibles, net	20,087	20,842
Marketable securities	22,574	21,941
Deferred taxes on income	20,811	23,406
Other assets	7,355	7,943
Total assets	$588,661	$598,674

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$26,769	$35,359
Accrued liabilities	48,443	52,348
Current portion of long-term debt	1,589	1,588
Total current liabilities	76,801	89,295

Senior debt, less current portion	1,679	2,020
Subordinated debt	148,753	148,685
Other non-current liabilities	61,552	67,388
Total liabilities	288,785	307,388

Shareholders’ equity:
Common stock	199	198
Additional paid-in capital	199,592	198,546
Retained earnings	140,553	133,820
ESOP debt guarantee	(41)	(142)
Accumulated other comprehensive loss	(40,427)	(41,136)
Total shareholders’ equity	299,876	291,286
Total liabilities and shareholders’ equity	$588,661	$598,674

Columbus McKinnon Reports Gross Margin Improved to 31.9% for First Quarter Fiscal 2015
July 31, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Year Ended
	June 30, 2014	June 30, 2013
Operating activities:
Net income	$6,733	$7,020
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	3,708	2,992
Deferred income taxes and related valuation allowance	(337)	(786)
Gain on sale of real estate, investments, and other	(56)	(347)
Stock based compensation	836	717
Amortization of deferred financing costs and discount on debt	217	171
Changes in operating assets and liabilities, net of effects of business acquisition:
Trade accounts receivable	11,686	4,854
Inventories	(4,948)	(6,961)
Prepaid expenses	456	(3,724)
Other assets	439	865
Trade accounts payable	(5,976)	(4,550)
Accrued liabilities	(3,839)	408
Non-current liabilities	(2,448)	(2,567)
Net cash provided by (used for) operating activities	6,471	(1,908)

Investing activities:
Proceeds from sale of marketable securities	416	952
Purchases of marketable securities	(764)	(1,613)
Capital expenditures	(4,616)	(3,614)
Purchase of business, net of cash acquired	—	(5,847)
Net cash used for investing activities	(4,964)	(10,122)

Financing activities:
Proceeds from stock options exercised	1,051	412
Repayment of debt	(332)	(266)
Change in ESOP guarantee	101	104
Dividends paid	(793)	—
Net cash provided by financing activities	27	250

Effect of exchange rate changes on cash	242	519

Net change in cash and cash equivalents	1,776	(11,261)
Cash and cash equivalents at beginning of year	112,309	121,660
Cash and cash equivalents at end of period	$114,085	$110,399

Columbus McKinnon Reports Gross Margin Improved to 31.9% for First Quarter Fiscal 2015
July 31, 2014

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	June 30, 2014		March 31, 2014		June 30, 2013
Backlog (in millions)	$88.3		$86.8		$92.0

Trade accounts receivable
days sales outstanding	52.0	days	52.9	days	49.8	days

Inventory turns per year
(based on cost of products sold)	3.8	turns	4.5	turns	3.8	turns
Days' inventory	96.1	days	81.1	days	96.1	days

Trade accounts payable
days payables outstanding	25.0	days	29.2	days	28.7	days

Working capital as a % of sales	22.4%		21.7%		20.2%

Debt to total capitalization percentage	33.6%		34.3%		38.1%

Debt, net of cash, to net total capitalization	11.2%		12.1%		14.4%

Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 15	63	64	60	63	250

FY 14	64	63	61	62	250